Exhibit 99.1

Trancscipt: OncoSec Medical Inc., Corporate Update Conference Call

Moderator:  Punit Dhillon

December 9, 2014

7:00 a.m. PT

Operator:                                                                    Greetings and welcome to the first OncoSec Medical Conference Call.  At this time, all participants are in listen-only mode.  A brief question and answer session with participants will follow the formal presentation.

As a reminder, this conference is being recorded.  It is now my pleasure to introduce your host Veronica Vallejo, Chief Financial Officer for OncoSec.  Thank you.  Ms. Vallejo, you may begin your conference.

Veronica Vallejo:                         Good morning, ladies and gentlemen; thank you for joining us today.  As an initial matter, this call is not intended to address the company’s results of operations or financial condition for a completed quarterly or annual fiscal period and, as a result, the company will not accept or respond to questions that address such topics.

Additionally, please note that a replay of this call will be available shortly after the call concludes through January 23, 2015 on the Press & Media page of our Web site.  Further, all press releases referenced in this call are available on the Press & Media page of our Web site, oncosec.com.

This conference call and all press releases referenced in this call contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 relating to OncoSec’s clinical development plan, collaborations related to OncoSec’s Melanoma and other immunotherapeutic products, in addition to OncoSec’s business, including our plans to develop other electroporation-based drug and gene delivery technologies and DNA immunotherapies and our capital resources.

Forward-looking statements represent management’s current estimates and expectations based on assumptions that may provide to be incorrect.  As a result, actual events or results may differ from the expectations discussed in any forward-looking statements, including, without limitation, realization of any and all projected development or milestones, as a result of a number of factors, including change in business resulting in the amendment or termination of collaborations; uncertainties inherent in pre-clinical studies, clinical studies and product development programs (including, but not limited to, the fact that pre-clinical and clinical results referenced in this conference may not be indicative of results achievable in other trials or for other indications, that the studies or trials may not be successful or achieve the results desired, that pre-clinical studies and clinical trials may not commence or be completed in the time periods anticipated, that results from one study may not necessarily be reflected or supported by the results of other similar studies and that results from an animal study may not be indicative of results achievable in human studies); the availability of funding to support continuing research and studies in an effort to prove safety and efficacy of electroporation technology as a delivery mechanism or develop viable intratumoral DNA immunotherapies; the adequacy of our capital resources; the availability or potential availability of alternative therapies or treatments for the conditions targeted by the company or its collaborators, including alternatives that may be more efficacious or cost-effective than any therapy or treatment that the company and its collaborators hope to develop; evaluation of potential opportunities; issues involving product liability; issues involving patents, and whether they or potential licenses to them will provide the company with meaningful protection from others using the covered technologies, whether such proprietary rights are enforceable or defensible or infringe or allegedly infringe on rights of others or can withstand claims of invalidity, and whether the company can finance or devote other significant resources that may be necessary to prosecute, protect or defend them; the level of corporate expenditures; assessments of the company’s technology by potential corporate or other partners or collaborators; capital market conditions; the impact of government healthcare proposals; and other factors set forth in our Annual Report on Form 10-K for the year ended July 31, 2014, our Form 10-Q for the quarter ended October 31, 2014, and other regulatory filings from time to time.

There can be no assurance that any product in OncoSec’s pipeline will be successfully developed or manufactured, that final results of clinical studies will be supportive of regulatory approvals required to market licensed products, or that any of the forward-looking information provided herein will be proven accurate.  The company assumes no obligation to update any forward-looking statements it makes in the future.

Now, Punit Dhillon, President and CEO of OncoSec Medical.

Punit Dhillon:                                              Thank you, Veronica.  Over the past few weeks, we announced the achievement of several key strategic milestones to which we believe positions OncoSec as one of the world’s leading DNA-based intratumoral immunotherapy companies.

Our primary objective in organizing today’s call is to provide an opportunity to discuss our clinical development strategy, including today’s announcement of expanding our indications. To help me explain our exciting initiatives are our Chief Scientific Officer, Dr. Robert Pierce, M.D and our Chief Medical Officer, Dr. Mai Le, M.D.

First, let me start by talking about what a fantastic opportunity we believe it is for OncoSec and its shareholders to have a collaboration with UCSF, supported by Merck, in the first anti-PD-1 combination study in Melanoma with our investigational product IL-12 ImmunoPulse.  We believe this collaboration is only the beginning, and rewards the confidence we have always held in our intratumoral immunotherapy platform.

Over the past year, we have focused the potential of ImmunoPulse therapy with IL-12 to increase tumor-infiltrating lymphocytes, or TILs, to treat the population of metastatic melanoma patients whose tumors do not respond to anti-PD-1 or other checkpoint inhibitors.

As we have often discussed, these PD-1 non-responders represent the majority of metastatic melanoma patients, and we are very excited about the potential implications of a successful Phase 2b trial combining pembrolizumab and our IL-12 ImmunoPulse.  Dr. Pierce has led this important development effort, building on his pioneering work during his tenure at Merck of identifying those patients whose tumors may not respond to anti-PD-1 monotherapy.

And now I’d like to pass it on to Rob to highlight the biologic rationale for the investigation of pembrolizumab and IL-12 ImmunoPulse and its combination.

Robert H. Pierce:                            Thanks Punit.

As Punit mentioned, OncoSec’s clinical development strategy has been laser-focused on addressing the emerging unmet medical need of patients, whose disease does not respond to anti-PD-1 or anti-PD-L1 therapeutics.

For the sake of brevity today, I will refer to this entire class of therapies as “PD-1” drugs.  PD-1 ligands are often expressed in tumors and these molecules activate PD-1 on tumor-infiltrating T cells or TILs, thus hitting the brakes or “snooze button” on the T cells and blocking the potent anti-tumor immune effects of these cells.  PD-1 drugs block the interaction between the PD-1 ligands and in doing so, “wakes up” the CD8 T cells and let’s them get to work against the tumor.

Certainly, PD-1 drugs are transforming the face of oncology today and that’s great news for patients.  Unfortunately, the majority of patients will not respond to PD-1 drugs.  Why is that?

At one level, the answer is quite simple.  For a PD-1 drug to “wake up” the TILs, those anti-tumor PD-1+ TILs have to actually be there; they have to be in the tumor.  Therein lies the therapeutic potential for intratumoral IL-12.

The role of IL-12 in driving anti-tumor immune responses is well known.  Preclinical experiments and — most importantly — our clinical studies demonstrate the ability to generate TILs and drive a systemic anti-tumor immune response.  The rationale for combining IL-12 electroporation with a PD-1 therapeutic is clear:  IL-12 ImmunoPulse can potentially drive a TIL response and anti-PD-1 therapies can then keep these TILs from “falling asleep on the job”.  That’s why we hypothesize that IL-12 should convert PD-1 non-responders into responders.

As Punit mentioned, we will test this “conversion” hypothesis in a combination study in advanced metastatic melanoma utilizing our investigational IL-12 ImmunoPulse in combination with pembrolizumab through an Investigator-sponsored study lead by our oncologist collaborators at UCSF.

Before concluding, I’d like to emphasize an additional key point: the impact of being able to drive the production of TILs and convert PD-1 non-responders into responders likely extends beyond melanoma.

In fact, PD-1 agents are demonstrating durable, meaningful clinical responses, across a wide-range of cancers, including lung, kidney, bladder, gastric, and head & neck.  In addition, recent announcements at the ongoing ASH conference have shown that these agents appear to be active in hematopoetic malignancies as well. It seems that many tumor types have a subset of patients that respond to PD-1 drugs; but an even larger proportion of patients whose disease won’t.

Across all of these diverse tumor types, the logic of driving TILs and converting PD-1 non-responders into responders likely remains the same, and that is the focus for the clinical development of IL-12 ImmunoPulse.

Punit Dhillon:                                              Thanks for that summary Rob, I just wanted to add that our collaborators at UCSF are on-track to initiate the IL-12 ImmunoPulse with pembrolizumab combination trial in the first quarter of 2015.  The importance of this clinical milestone and the initiation of this trial are backed by the clinical proof-of-concept data presented last week at the Melanoma Bridge conference in Naples, Italy, by Dr. Pierce.  Rob, would you mind highlighting the key results for us?

Robert H. Pierce:                            Gladly. We just returned from a productive melanoma bridge meeting in Naples, Italy, where we gave two oral presentations focusing on the long-term follow-up from our Phase 1 study and the data from our recently completed Phase 2 study.  In brief, the long-term follow-up from the dose-escalation, Phase 1 study of 24 patients demonstrated a median overall survival of 24 months. Importantly, the multicenter Phase 2 trial corroborated and extended earlier Phase 1 findings:

Intratumoral electroporation of IL-12 continues to show a favorable safety profile and is well-tolerated across multiple treatment cycles. We saw no treatment-related Serious Adverse Events, and no treatment-related Grade 4 Adverse Events were reported. Intratumoral electroporation of IL-12 demonstrates single agent activity in advanced cutaneous & in-transit melanoma. This includes an Objective Response Rate, or ORR, of 31 percent; a Disease Control Rate (DCR) of 48 percent; and a Complete Response (CR) rate of 14 percent. In addition, intratumoral treatment with IL-12 ImmunoPulse achieves systemic tumor responses. In those patients that were evaluable, an un-injected, untreated, non-electroporated lesion demonstrated objective regression in 50 percent of patients. Furthermore, local gene-transcriptional signatures were consistent with increased TILs and immune activation.

There was considerable interest and discussion at the Melanoma Bridge meeting about the low TIL PD-1 non-responder phenotype and potential therapeutic approaches to convert non-responders to responders, so our presentations were quite relevant.

We noted at this meeting also a growing appreciation among the experts in the field that intratumoral therapy is an effective approach to drive a systemic anti-tumor response through local reprograming of the immune response — an approach often referred to as “in situ” vaccination.

Taken together, our Phase 1 and Phase 2 data provide a strong rationale for combining IL-12 ImmunoPulse with anti-PD1 therapy.

…over to you Punit

Punit Dhillon:                                              Thanks.  As Rob previously mentioned, the biologic rationale for PD-1 response and non-response likely extend beyond melanoma.  To that point, this morning, we announced our plans to initiate a trial of IL-12 ImmunoPulse in squamous cell carcinoma of the head and neck.  Here to speak about this new initiative is our Chief Medical Officer, Dr. Mai Le.

Mai H. Le:                                                             Thank you, Punit.

We are very excited to discuss a new program in squamous cell carcinoma of the head and neck, which I’ll refer to as head and neck cancer.  By way of some background, head and neck cancer is the 6th leading cancer in the world, with over half a million new cases per year.  In the Unites States alone, over 8,300 people died from head and neck cancer in 2014.

At the ASCO 2014 annual meeting, Dr. Tanguy Seiwert of the University of Chicago presented for the first time clinical data that approximately 20 percent of patients with head and neck cancer respond to anti-PD-1 therapy, including both HPV-positive and HPV-negative tumors.  Importantly, Dr. Seiwert also showed that head and neck cancers commonly exhibit multiple immune escape mechanisms.

A subset of head and neck cancers have a TIL-rich phenotype, very similar to melanoma, and Dr. Seiwert hypothesized that these patients may be more likely to benefit from immunotherapy.  Dr. Seiwert and his colleague, Dr. Alain Algazi at the University of California, San Francisco, approached OncoSec with the idea of evaluating the ability of IL-12 ImmunoPulse to convert a non-responder phenotype into a responder phenotype in head and neck cancer patients.

Excited by the prospects of improved outcomes of combination therapy, our clinical team and academic collaborators have worked very quickly to launch this program.  The protocol for IL-12 ImmunoPulse treatment in patients with recurrent disease after standard therapy has been finalized and was cleared by the FDA.  The start-up activities for the trial are currently underway and we anticipate that enrollment will begin in the first quarter of 2015.

We believe that evaluating IL-12 ImmunoPulse in this head and neck cancer study is an important step in providing further evidence that intratumoral immunotherapy may be a robust and broadly applicable therapeutic across multiple cancer indications.

Robert H. Pierce:                            I’m very excited about getting the head and neck cancer program initiated.  I hope it is already clear to you, but we are approaching new indications with an extremely focused approach grounded in our understanding of the biology of PD-1 response and clarity about the development path as a combination with PD-1 agents.

Through analysis of pre- and post-treatment biopsies, we can quickly assess if IL-12 ImmunoPulse is augmenting a TIL response, as we predict.  If so, we expect the enthusiasm for an expanded study to rigorously assess the safety and efficacy of our investigational IL-12 ImmunoPulse therapy with an anti-PD-1 drug will be quite high.

The next study we’d like to discuss today is our Phase 2 in Merkel Cell Carcinoma. Mai…

Mai H. Le:                                                             Although preliminary data from patients indicate that we have clinical activity with IL-12 ImmunoPulse in this indication, we have decided to stop the development as a single agent therapy in Merkel Cell Carcinoma at this time.  The rationale for this decision is based on our understanding of PD-1 therapies and the potential impact of combining IL-12 ImmunoPulse.

The landscape for Merkel Cell Carcinoma, an extremely rare disease, is changing very quickly with the anti-PD-1 therapies.  We feel that PD-1 therapeutics will deliver a significant clinical benefit in this patient population and will likely alter the regulatory pathway in Merkel Cell.

As in other tumor types, we do expect that IL-12 electroporation will lead to an increase in TILs, and combination approach with IL-12 ImmunoPulse and PD-1 will be even more effective, but it is prudent to await data from the ongoing trials with anti-PD-1 agents to assess the clinical and business case for continuing development in this rare tumor type.

Punit Dhillon:                                              Thanks for the update Rob and Mai.

We believe the upcoming combination trial of IL-12 ImmunoPulse and pembrolizumab achieves a significant milestone for OncoSec as we move to expand our pipeline with a strong biologic rationale for combination with anti-PD-1 therapies.

In addition to these clinical development opportunities, we have built-out internal R&D capabilities to investigate new immune targets to complement the foundation we’ve built with DNA IL-12 electroporation.  Our goal is to capitalize on, and maximize, the unique flexibility of the ImmunoPulse platform.

Rob, would you mind highlighting some of the strategies our scientists are working on?

Robert H. Pierce:                            Yes. First of all, I would like to reiterate that developing IL-12 ImmunoPulse for the treatment of metastatic melanoma into a commercial product is our highest priority and the entire OncoSec team is focused on achieving this outcome.

We are also working to capitalize on our understanding of IL-12 and TIL biology in choosing new indications to deploy IL-12 ImmunoPulse and we have pulled together an exceptional team of scientists and engineers to do this.

In addition, we are in the process of building a pre-clinical pipeline, by identifying new DNA-encoded immuno-oncology drug candidates — focused on molecules, where there is evidence that intratumoral delivery will drive a systemic anti-tumor immune response.

Our hope is to move beyond cutaneous accessible lesions, and gain the ability to deliver ImmunoPulse to visceral tumors as well.  This technological advance is key to expanding the use of IL-12 ImmunoPulse as well as future clinical candidates.

Punit Dhillon:                                              That’s a great summary Rob, thanks.

I’d like to take a moment to summarize the remarkable journey that OncoSec has taken.  Founded in 2011 with just the DNA IL-12 intratumoral investigational therapy platform and Phase 1 data in melanoma, as of today, we have reported Phase 2 data on our flagship program.

This year alone, we will have announced the launch of an important combination trial with pembrolizumab, expanded our clinical program to include head and neck cancer, and have assembled a full R&D group to develop our intratumoral immunotherapy pipeline.

We expect that by 2016, we will have identified our registration path in melanoma, and I feel we are entering into a new era at OncoSec.  Our mission is to be the leader in DNA-based intratumoral immunotherapy.

We look forward to updating you and discussing these advancements and our 2015 milestones early in the New Year.

Now, I’m pleased to address your questions.

Operator:                                                                    Your first question comes from the line of (Jason Kolbert).

(Jason McCarthy):                  Hi, guys.  This is actually (Jason McCarthy) for (Jason Kolbert).  And it’s really exciting.  It sounds like everything’s going really well.

And I have a question more on the mechanism of action and the biology.  And it really — since you have such a great animal model now, have you measured, at least in any of the models, maybe by gene expression analysis, any changes in angiogenic factors that were associated with the tumors?  Particularly, the ones that were electroporated?  And I bring it up because IL-12, as you know — definitely has anti-angiogenic properties.  And it’s interesting to think that if by introducing intratumoral IL-12, are you having an enhanced effect on tumor regression just by shutting down the blood supply?

Robert H. Pierce:                            So that’s a very interesting question.  This is Doctor Pierce.

You know recently, as I — when I presented at the Melanoma Bridge, there was discussion about the necrosis that’s seen in the intratumoral injected lesion.  Although it’s not — although we haven’t specifically addressed the role of IP-10, which as you alluded to, is an interferon-gamma-dependent gene that’s known to be anti-angiogenic.  We feel that is likely playing a role.

But there are other mechanisms that may be involved in the cell death.  And it’s that cell death, we feel is very important in providing antigens to the immune system and in effect, allowing the in situ vaccination to occur.

But it’s a very interesting topic.

(Jason McCarthy):                  OK.  I just want one more question and it’s sort of a — it’s more about the distal tumors.  And when you show a regression in the distal tumors, are they biopsied specifically and checked for tumor infiltrating lymphocytes?  Or is it inferred that since you’re electroporating like a primary tumor at another site, that you’re creating this infiltrate in a distal site?

Mai H. Le:                                                             Hi.  This is Doctor Le.

That’s actually a very good question.  And in our second phase of our Phase 2 Study, we’re going to be very diligent about obtaining biopsies in order to specifically look at the presence of tumor infiltrating lymphocytes in non-injected lesions.

That said, in our animal models, multiple biopsies from lesions that are injected and those that are not do show an increase in tumor infiltrating lymphocytes, and the gene signatures that we have observed in the animal models are consistent with the gene signatures that we have seen in paired biopsies for humans.  So we do think that there are a lot of parallels between the animal models and the human.

In terms of the clinical data, though, we have biopsied areas of lesions because that’s part of evaluating for a complete response.  In a patient who has multiple lesions, in order to call something a complete response, you actually do have to biopsy the region to show that there is, indeed, no tumor left.

But with regard to your specific question about distant lesions and the presence of TILs, that is something that with our Phase 2b, we will be addressing.

(Jason McCarthy):                  Great.  Thank you.

Operator:                                                                    Your next question comes from the line of (Tom Shrader).

(Tom Shrader):                                     Good morning.  Can you hear me?

Punit Dhillon:                                              Yes, we can.

(Tom Shrader):                                     Good morning.

Punit Dhillon:                                              Good morning, (Tom), thanks for making the call.

(Tom Shrader):                                     I guess I’m a little new to the story so I apologize if this is a question you’ve covered.  But you’re doing — it sounds like you’re doing a lot of things in combination.  Have you identified partners?  Or what are your thoughts?  There are a lot of these checkpoint inhibitors floating around.  Are people hungry for partners?  Just kind of interested in the background and your thoughts there.

Punit Dhillon:                                              Hey, Tom, thanks.  Yeah.  I appreciate you getting up to speed on OncoSec quickly.

Yeah, right now, in our Phase 2B study, Merck is supporting the melanoma Program and providing pembrolizumab at no cost.  And we’re really unable to disclose any other further details of our relationship with Merck.

But naturally, because of the area that we’re in, and this whole opportunity that lies in addressing the conversion of this phenotype of non-responders.  It does open the opportunity for a lot of different partnership opportunities.  And I’ll let Rob also kind of answer that.  He’s signaling to me.

Robert H.  Pierce:                         Let me amplify on that.  I just recently was at the SITC meeting and now the Melanoma Bridge Meeting.

And in the last year, the field has really focused on the problem of PD-1 non-responders.

(Tom Shrader):                                     Yes.

Robert H.  Pierce:                         But this problem will likely also apply to other effector T-Cell therapies.  You know in a nutshell, you need to have the T-Cells for any anti-T-Cell antibody or agonist antibody to work.

And so that’s gonna be a major motif as we move forward in immunotherapy, that you’re going to want to pair T-Cell effector drugs with drugs that drive T-Cells.

And IL-12 ImmunoPulse is really squarely focused on driving the generation of a TIL response.

(Tom Shrader):                                     Yeah, how about the Car-T space?  I’ve spent three days on that recently.  And that’s all over the place, too, the markers for who’s going to respond are really, really up in the air.  Is that a place where you will look to interact?

Robert H. Pierce:                            That is a much more difficult question.  When you’re adding back billions of T-Cells, the rationale for IL-12 immunotherapy is less clear.  But that’s not to say it doesn’t exist.  So, without going into any details, we’re exploring that biology at this time.

(Tom Shrader):                                     OK.  All right.  Thank you.

Operator:                                                                    Your next question comes from the line of (Rahul Jasuja).

(Rahul Jasuja):                                     Hey, this is (Rahul Jasuja).

So, a few questions.  Thanks for taking my call.

So, I think one of the questions, probably for Rob.  You know I’m looking at your presentation.  Am I thinking right about this?  Is IL-12 messenger RNA expression leading to also PD-1 up-regulation?  And that’s why a combination of PD-1 blockade and IL-12, which also leads to up-regulation of all the good co-stimulators, makes sense?  Is that right, Rob?

Robert H. Pierce:                            That’s correct.  And you know recently in the — in the last — or I guess it’s now almost two weeks ago — really, the landmark Nature publication that included you know a paper that I was lucky to be a co-author on, that you know has really defined this adaptive resistance phenotype.

But there’s also a paper based on Genentech’s work that had very similar findings.  And in brief, when you generate an effective CD8-TIL response, the immune system pushes back against it.

And so, the CD8s coming into the tumor to kill the tumor basically up-regulate homeostatic response mechanisms.  One of those is PDL-1 and indoleamine dioxygenase and T-regs.

And so this has been well described by a number of investigators.  So when you see that gene signature and those cell types coming in you know you’re pushing the immune system in the right direction.

(Rahul Jasuja):                                     Right.  Right.  And the fact that the monotherapy is still getting you know clinical responses.  It’s following those patients that can overcome that PD-1 immune suppression, I would — I would think.

Robert H. Pierce:                            That’s a — that’s a very good point.  Yes.  You — we see the fact that we see monotherapy activity in that setting is exciting.  Because one…

(Rahul Jasuja):                                     Yes.  And…

Robert H. Pierce:                            Yes.  Go on?

(Rahul Jasuja):                                     So, obviously you know the combination is where you want to go because you’ve got the effector response for IL-12 you’re getting up-regulation of 4-1BB and you know CD28.  But then, you want to also have down-regulation of PD-1 through the PD-1 blockade.  So that combination makes sense from your — from your data here.

Robert H. Pierce:                            That’s exactly right and some investigators at the Melanoma Bridge came up to me and were saying hey, do you — have you combined this with 4-1BB?  Have you combined it with OX-40?

All of those, as we said, earlier, all those additional T-Cell checkpoint therapies have the same rationale in terms of their combined ability with IL-12 ImmunoPulse as PD-1.  And as the field moves forward and those molecules are available you know both clinically and pre-clinically you know we’ll be there to explore that biology.

(Rahul Jasuja):                                     OK.  And then, when you look at the TILs at the tumor site just to get a little more nuance out there, are you looking — are you — you’re obviously getting infiltration of (site CD8, CD4), not the CD4 T-regs with a CD4 helper cells as well, right?

Robert H. Pierce:                            Yeah, you see it’s — you actually see the whole thing.  And I’d refer you to Tom Gajewski’s work where he really sort of defined you know this phenotype where the tumors are inflamed and they involve almost all of these things at once.

You do see CD8.  You see up-regulation of co-stimulatory molecules, antigen presentation and processing.  But simultaneously you see you know an influx, also of T-regs and up-regulation of IDO and PDL-1 because the immune system is trying to push back and achieve balance.

So, it is a complicated phenotype but it’s wholly consistent with the adaptive resistance that we know is predictive of anti-PD-1 responses.

(Rahul Jasuja):                                     OK.  Then one last question and I’ll get back in queue.

I’m looking at Slide Eight in your — in your Phase 2 Data Presentation.  And then, the question I have there is was there any difference in patient response based on prior immunotherapy?  I notice that there were some patients who had you know IL-12 and interferon-gamma.  So, was there a difference in the response to IL-12 DNA ImmunoPulse based on prior therapy?

Mai H. Le:                                                             That’s a very good question.  This is Mai Le.  And we are actually in the process at this time of analyzing those data.  So, I can’t comment at this point but we are — rest assured we’re very interested in that, as well, and we’re looking at that.

(Rahul Jasuja):                                     Great.  Thank you, guys.  Looking forward to more.

Robert H. Pierce:                            Thank you.

Punit Dhillon:                                              Thanks, (Rahul).

Operator:                                                                    Your next question comes from the line of (Reni Benjamin).

(Reni Benjamin):                          Hi, guys.  Can you hear me?

Robert H. Pierce:                            Yes.  We can.

(Mark Breidenbach):      Hi, this is actually (Mark Breidenbach) for (Reni Benjamin).  How are you doing?

Punit Dhillon:                                              Good.  Thanks.  Thanks for taking — making the call.

(Mark Breidenbach):      Well, congrats on all the recent developments.  I have sort of a three-part question with regards to the head-and-neck trial.  First of all, can you — can you walk me through what’s the current standard of care for head-and-neck cancer?  And how did you arrive at the dosing schedule that you mentioned in this morning’s press release?

                                                                                                                        And also, the third part of it is would it make sense to conduct the trial in combination with the checkpoint inhibitor included in an arm as opposed to just doing it as a mono-therapy?

Mai H. Le:                                                             This is Mai.  So, I’m going to take your three-part question in three parts.

                                                                                                                        The first is, in terms of the standard of care for head-and-neck cancer, for head-and-neck cancer that is non-resectable; it’s essentially a combination of radiation therapy and chemotherapy-based treatment, primarily platinum.  The extent to which radiation versus chemotherapy or radiation and chemotherapy are used is very dependent on the actual patient and co-morbidities, the extent of disease and actually pain that’s associated with the tumor, itself.  But radiation and chemo is really the standard at this point in time.

                                                                                                                        The second question you had — I’m sorry, could you repeat the second part of your question?

(Mark Breidenbach):      Just how did you arrive at the dosing schedule?

Mai H. Le:                                                             Oh, thank you.

                                                                                                                        So, we’re actually going to be approaching this with the same dose schedule as in melanoma because a lot of this is based on what we believe is fundamentally about changing the biology of the tumor.  So at this point in time, there’s no reason to believe that it would be different than with melanoma.

Robert H. Pierce:                            If I could — if I could elaborate on that.  If you’re familiar with the Phase 1 data, which generated our Phase 2 dose, there really — it isn’t — the dose dependency of the effect appeared to be a step function.  So, there’s really no apparent benefit for exploring higher concentrations of plasma than our therapy.

Mai H. Le:                                                             (Inaudible) in a situation where you’re looking at say, a small molecule inhibiting an enzyme you know which often shows an increase, a dose-dependent relationship between hitting your mechanism and higher concentrations.  This is a different situation.  So, we’re basically going with the melanoma dose because we think that’s appropriate for affecting the biology.

                                                                                                                        The third part of your question, which is are we considering the you know using IL-12 ImmunoPulse in combination with an anti-PD-1 for head-and-neck cancer.  That’s actually precisely why we — one of the reasons why we’re doing this initial study — is because we really want to ensure that we are affecting the biology in a way that is commensurate with combining with an anti-PD-1.  Our hypothesis is that we will — we, meaning IL-12 ImmunoPulse, will increase the presence of tumor infiltrating lymphocytes in the head-and-neck squamous cell carcinoma lesions.

                                                                                                                        With that observation, that will then justify an appropriate combination with an anti-PD1.  So, it really comes down to what we observed in terms of the biology.

(Mark Breidenbach):      OK.  Well, let me shift, now to melanoma real quickly.  It looks like you picked up an additional CR in melanoma.  Was this a CR that had converted or where did this CR come from and can you give us a sense of the duration of responses you’ve seen in the melanoma CRs?

Mai H. Le:                                                             OK.  So, the first question is where does this new CR come from?  I do want to remind everyone that when interim data are reported, that it is exactly that.  It is based on the data that are available in the database at that point in time.  And there’s always a slight lag between when data are — when things occur and when it actually gets reported into the database.

                                                                                                                        So, based on the data that we reviewed, it did not appear to be a conversion of somebody who had gone, say from a PR to a CR; it’s more a matter of you know the lag time in terms of — in terms of what we receive in the database and what — things don’t occur in perfect real time.

                                                                                                                        The second part of your question, which is the duration of the complete responses — in our Phase 1, the duration was for the three patients who achieved Complete Response was over 16 months.  For the Phase 2, it is ongoing and we are currently in the process of both collecting and analyzing the long-term follow-up data.  So, that duration is not available at this time.

(Mark Breidenbach):      OK.  Let me — in fact, can I ask just one final question that’s more probably directed at Doctor Pierce.  I was wondering if you — if you can give us a sense for — if you have a patient with multiple tumors, can you provide some color on the heterogeneity of the TIL levels that will be in the different tumors of the patient?

                                                                                                                        Would we expect very different levels of TILs in — at one site versus another?  And can the TIL sets of the patient be assessed globally?  Or do you have to look at individual tissue biopsy — tumor biopsies to confirm TIL status?

Robert H. Pierce:                            That’s a — that’s a really insightful question and one that we’ve, as a field, struggled with for years mainly because we often don’t get a very systematic biopsies of concurrent tumors and one- to two-node biopsies over time in these patients.

                                                                                                                        I have seen a diverse set of data, which is a bit internally contradictory.  Some people have presented data showing that there is significant divergence in TIL levels in tumor sampled at the same time.  I’ve seen other data sets that show that it really is quite consistent in a patient across all the tumors sampled at a given time.

                                                                                                                        So I would say as a field, we don’t know that yet.  But, I think the strongest bit of evidence is a biopsy from a single lesion is strongly predictive of response to PD-1.  So, to my mind, I think that says the sampling artifact that may be present is not the dominant problem there.

                                                                                                                        We actually do get a good read on the biology from a single pre-treatment biopsy.

(Mark Breidenbach):      OK.  Great.  Thank you.

Robert H. Pierce:                            Make sense?

(Mark Breidenbach):      Yeah.

Operator:                                                                    And that was our final question.

Punit Dhillon:                                              (Kimberly), I just wanted to quickly make one other invitation, if I may?  Hello?

Operator:                                                                    OK.

Punit Dhillon:                                              Yeah, so, for everyone listening on the call, just one note from the Company.  We are hosting a symposium during the week of JP Morgan on Tuesday, January 13.  It’s a panel and symposium called An Introspective on Immunotherapy.

And it’s a symposium focused on intratumoral therapy where we’ve invited Doctor Holbrook Kohrt who sits on our scientific advisory board, Doctor Robert Andtbacka, Doctor Pierce will be there, Doctor Adil Daud and Doctor Le will be hosting separate presentations as well as the Q&A.  It’s going to be taking place at 5:00 pm on Tuesday, January 13.  If you’re interested in attending, please e-mail Jordyn Kopin.  It’s JKopin.  jkopin@oncosec.com thank you.

Operator:                                                                    Thank you.  That does conclude today’s conference call.  You may now disconnect.

END